                                   EXHIBIT 11

               MEADOWBROOK INSURANCE GROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS


                                                 FOR THE THREE MONTHS ENDED MARCH 31,

                                                      1997                   1996
                                                   ----------             ----------
Primary:
     Weighted average shares outstanding            8,652,824              8,619,922
     Common stock equivalents                         475,697                627,399
                                                   ----------             ----------
                                                    9,128,521              9,247,321
                                                   ==========             ==========

Fully Diluted:
     Weighted average shares outstanding            8,652,824              8,619,922
     Common stock equivalents                         480,185                644,381
                                                   ----------             ----------
                                                    9,133,009              9,264,303
                                                   ==========             ==========


Income before extraordinary item and
     preferred dividend requirement                $2,972,895             $2,772,665
Preferred dividend requirement                          -                      -
                                                   ----------             ----------
Income applicable to common shareholders
     and before extraordinary item                 $2,972,895             $2,772,665
Extraordinary item                                      -                      -
                                                   ----------             ----------
Net income applicable to common
     shareholders                                  $2,972,895             $2,772,665
                                                   ==========             ==========


Earnings per share:

Primary -
     Net income before extraordinary item                $.33                   $.30
     Extraordinary item                                     -                      -
     Net income                                           .33                    .30

Fully Diluted -
     Net income before extraordinary item                 .33                    .30
     Extraordinary item                                     -                      -
     Net income                                           .33                    .30




In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share". Adoption of SFAS 128, effective for periods ending after December 15, 1997, is not expected to have a material effect on reported earnings.